IFSA STRONGMAN, INC.
                              28-32 Wellington Road
                         London, NW8 9SP, United Kingdom

                                                March 20, 2006

VIA ELECTRONIC SUBMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

      Re:   IFSA Strongman, Inc. (the "Company")
            Registration Statement on Form SB-2
            Filed February 14, 2006
            File No. 333-131850

Ladies and Gentlemen:

      We previously filed the above-referenced Form SB-2 registration statement and hereby request that such registration statement be withdrawn at your earliest convenience. No securities were offered or sold pursuant to this registration statement. We request this withdrawal because the Company intends to seek additional private financing. Please apply the Company's filing fee to its account with the SEC.

      If you have any questions concerning this matter, please contact Yoel Goldfeder at (212) 930-9700.

      Thank you for your assistance in this matter.

                                                IFSA Strongman, Inc.


                                                By: /s/ Jussi Laurimaa
                                                    --------------------------
                                                    Jussi Laurimaa
                                                    Chief Executive Officer